UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

FEDERAL HOME LOAN MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	000-53330	52-0904874

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2008, the Director of the Federal Housing Finance Agency (“FHFA”), acting as conservator for Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation), appointed John A. Koskinen as non-executive Chairman of Freddie Mac’s Board of Directors. Mr. Koskinen has served as President of the United States Soccer Foundation since 2004. Mr. Koskinen previously served as Deputy Mayor and City Administrator of the District of Columbia from 2000 until 2003. Mr. Koskinen is a member of the Boards of Directors of The AES Corporation and American Capital, Ltd. Information with respect to Mr. Koskinen’s Freddie Mac Board committee memberships and compensation is not yet determined or available.

On September 14, 2008, FHFA informed Freddie Mac that severance and other payments contemplated in the employment contract of Richard F. Syron are golden parachute payments within the meaning of 12 U.S.C. § 4518(e)(4) and that these payments should not be paid, effective immediately.

Item 8.01.  Other Events

Lehman Brothers Holdings Inc. Bankruptcy Filing

On September 15, 2008, Lehman Brothers Holdings Inc. (“Lehman”) announced that it had filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. Lehman was Freddie Mac’s counterparty in unsecured lending transactions due to mature on September 15, 2008 in which Lehman was to make principal payments to Freddie Mac totaling $1.2 billion plus accrued interest. Freddie Mac has not received these payments.

Lehman also services single-family loans for Freddie Mac. The company’s potential exposure to Lehman for servicing-related obligations due to Freddie Mac, including repurchase obligations, is currently estimated to be approximately $400 million.

The company does not know whether and to what extent it will sustain a loss relating to the transactions described above. Actual losses could materially exceed current estimates.

Freddie Mac is in the process of evaluating its exposures to Lehman and its affiliates arising under other business relationships. Until this evaluation is complete, the company cannot provide assurances as to the potential materiality of such exposures.

Interim Final Rule Concerning Golden Parachute and Indemnification Payments

On September 16, 2008, pursuant to the authority granted to FHFA under 12 U.S.C. § 4518(e)(2), FHFA published in the Federal Register an interim final rule, with request for comments, setting forth factors to be taken into account by the Director of FHFA when determining whether to prohibit or limit golden parachute and indemnification payments to “entity-affiliated parties” of Freddie Mac, the Federal National Mortgage Association and the Federal Home Loan Banks. The rule became effective immediately upon publication in the Federal Register.

Application of Capital Requirements under Conservatorship

On September 12, 2008, the Director of FHFA notified Freddie Mac that FHFA was suspending Freddie Mac’s minimum and risk-based capital requirements during the conservatorship and directing Freddie Mac to focus its risk and capital management on maintaining a positive balance in the measure of stockholder’s equity under generally accepted accounting principles while returning to long term profitability. The notice directs Freddie Mac to focus on managing to a positive stockholder’s equity in order to reduce the likelihood that Freddie Mac’s financial position will trigger mandatory funding pursuant to the Senior Preferred Stock Purchase Agreement between the United States Department of the Treasury and Freddie Mac.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ David M. Moffett

David M. Moffett
Chief Executive Officer

Date: September 18, 2008